Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com
www.ppg.com/investor

PPG reports record first quarter earnings per diluted share

•	First quarter sales increased 4 percent in local currencies versus prior year, led by broadening European volume growth

•	Reported net sales were consistent with prior year

•	Record first quarter adjusted earnings per diluted share of $1.31, up 11 percent year-over-year despite unfavorable foreign currency translation

•	Thirteenth consecutive quarter of double-digit percentage growth in adjusted earnings per diluted share

•	Cash deployment continued; share repurchases of $150 million in the quarter

•	Cash and short-term investments totaled $1.0 billion at quarter-end aided by working capital improvement

PITTSBURGH, April 21, 2016 - PPG (NYSE:PPG) today reported first quarter 2016 net sales of $3.7 billion, consistent with the prior year. Net sales in local currencies grew 4 percent year-over-year, with acquisition sales contributing 3 percent and sales volume growth adding one percent. Unfavorable foreign currency translation impacted net sales by nearly 4 percent, or about $140 million.

First quarter 2016 reported net income was $347 million, or $1.29 per diluted share. First quarter 2016 adjusted net income was $351 million, or $1.31 per diluted share. Adjusted net income excludes after-tax charges totaling $4 million, or 2 cents per diluted share, for transaction-related costs and a non-recurring charge. The adjusted effective tax rate for the quarter was 25.0 percent.

First quarter 2015 reported net income and earnings per diluted share from continuing operations were $321 million and $1.16, respectively. Adjusted net income from continuing operations was $327 million, or $1.18 per diluted share, including an after-tax charge for transaction-related costs of $6 million, or 2 cents per diluted share. The first quarter 2015 adjusted effective tax rate was 24.4 percent.

“We delivered record first quarter adjusted earnings per diluted share, which represented an 11 percent year-over-year increase, marking our 13th consecutive quarter with a double-digit percentage increase,” said Michael H. McGarry, PPG president and chief executive officer. “Our record first quarter results benefited from the strong earnings leverage we achieved on sales volume gains along with acquisition-related income and continued cost discipline. We realized this improvement despite ongoing, but moderating, unfavorable foreign currency translation.

“Sales volumes grew one percent year-over-year, reflecting a continuation of modest global demand trends. Our growth accelerated and broadened in Europe, where volumes have improved for five consecutive quarters. U.S. and Canada sales volumes were flat, as we continued to experience variations by end-use market and country. Year-over-year growth in emerging regions remained positive, despite strong prior-year growth in China and Mexico, and reflected uneven end-use market demand,” McGarry said.

“Sales volume increases were comparable in both of our coatings segments, led by the packaging, automotive refinish and architectural coatings - EMEA businesses. Sales volumes declined in our Glass segment primarily due to reduced production capacity related to a scheduled facility outage. Also, the six acquisitions we completed during 2015 contributed to the improved financial results for our two coatings segments,” McGarry said.

“Looking ahead, we expect economic growth to remain measured globally. We anticipate further expansion of the European economic recovery, resulting in higher demand that will enable us to continue to capitalize on our ongoing actions to reduce our cost base in that region. Regional demand in the U.S. and Canada is expected to improve incrementally year-over-year across several end-use markets. Growth rates in emerging regions are expected to remain mixed, with higher consumer spending supporting increased Asian demand and PPG-specific above-market performance in Mexico, tempered by sustained economic weakness in South America,” McGarry said.

“We are accelerating our efforts to develop and commercialize new customer-driven technologies, and we have enhanced our consumer branding strategies. Both of these important initiatives are focused on driving higher organic growth. We are maintaining our strong cost focus, including finalizing the remaining actions of our previously announced restructuring program. Further, the impact of unfavorable foreign currency translation on our sales and income has moderated based on recent exchange rates. Finally, we have a strong cash position and balance sheet, which we intend to continue deploying on earnings-accretive and shareholder-focused actions,” McGarry concluded.

PPG reported today that cash and short-term investments totaled approximately $1.0 billion at the end of the first quarter 2016. During the quarter, the company repurchased $150 million, or about 1.5 million shares, of PPG stock, and average diluted shares outstanding were reduced by about 2 percent versus the prior year. The company has approximately $770 million remaining under its current share repurchase authorization. PPG reiterated its commitment to deploy $2.0 billion to $2.5 billion of cash, in years 2015 and 2016 combined, on acquisitions and share repurchases.

First Quarter 2016 Reportable Segment Financial Results

•
Performance Coatings segment first quarter net sales were $2.04 billion, down $16 million, or less than one percent, versus the prior-year period. Sales in local currencies were up more than 3 percent year-over-year, primarily due to acquisition-related sales of about $25 million, or approximately one percent, and higher sales volumes of approximately one percent. Unfavorable foreign currency translation impacted net sales by about 4 percent, or about $85 million. Organic sales expansion continued in automotive refinish coatings, reflecting higher end-use customer demand, particularly in the U.S. and Asia. Sales volume growth accelerated in architectural coatings - EMEA (Europe, Middle East, and Africa), advancing by a low single-digit percentage, as growth rates increased in several Western European countries. Architectural coatings - Americas and Asia Pacific organic sales were up modestly, as increases in Mexico and the U.S. were partially offset by lower demand in certain Canadian markets and persistent weakness in South America. Protective and marine coatings sales volumes were consistent with the prior year, as increases in protective coatings were countered by weakness in the marine end-use market. Aerospace sales volumes declined by a low single-digit percentage, primarily due to lower commercial demand stemming from a continuation of customer inventory management. Segment income for the first quarter was $279 million, up $17 million, or more than 6 percent, year-over-year. A continued cost-management focus, including increased benefits from business restructuring, and acquisition-related income were key drivers in segment income improvement, and they more than offset approximately $15 million of incremental growth-related spending at major national accounts in architectural coatings U.S. and Canada. These costs, related to new product launches and other growth initiatives, were consistent with previously communicated expectations and are not expected to recur in future quarters. Foreign currency translation negatively impacted segment income by about $10 million.

•
Industrial Coatings segment first quarter net sales were $1.37 billion, up $32 million, or about 2 percent, versus the prior-year period. Sales in local currencies were up more than 6 percent due to acquisition-related sales of approximately $85 million, or about 6 percent, and sales volume growth of more than one percent. Unfavorable foreign currency translation impacted net sales by almost 4 percent, or about $50 million. Automotive original equipment manufacturer (OEM) coatings sales volumes were in line with the prior year, reflecting global automotive industry production that advanced slightly year-over-year, and in comparison to robust prior-year growth that included double-digit percentage gains in Asia. Industrial coatings and specialty coatings and materials delivered modest year-over-year sales volume growth, an improvement versus recent quarters, led by expansion in Europe and certain end-use market improvements in the U.S. and Canada. Packaging coatings continued to deliver above-industry growth rates, as sales volumes increased by a mid-to-high single-digit percentage in each region, driven primarily by new-technology-related customer conversions. Segment income for the quarter was $265 million, up $21 million, or about 9 percent, year-over-year. This income improvement was due to lower costs, which included manufacturing cost efficiencies and increasing benefits from business restructuring, along with acquisition-related income. Foreign currency translation negatively impacted segment income by approximately $5 million.

•
Glass segment net sales were $261 million for the first quarter, down $6 million, or 2 percent, versus the prior-year period. The decrease in sales was due to lower sales volumes, unfavorable foreign currency translation, and lower sales stemming from the sale of a flat glass manufacturing facility, partially offset by improved selling prices. Flat glass industry demand remained solid, but PPG sales volumes declined primarily due to a scheduled facility outage. Fiber glass sales volumes were down modestly, as European growth was offset by lower U.S. demand. Segment income of $28 million was down $2 million versus the prior year, primarily due to $8 million of repair and facility outage expenses, lower sales volumes and lower equity earnings from Asian joint ventures, partially offset by improved selling prices and strong cost management.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.3 billion in 2015. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 21. The company will hold a conference call to review its first quarter 2016 financial performance today at 2 p.m. ET. Participants can ask to join the PPG earnings call at these dial-in numbers: in the United States, 866-777-2509; international, +1-412-317-5413. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, April 21, beginning at approximately 4:30 p.m. ET, through May 6 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10083513. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, April 21, 2016, through April 19, 2017.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG’s 2015 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of April 21, 2016, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income, earnings per diluted share and the effective tax rate adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, earnings per diluted share and the effective tax rate may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income, earnings per diluted share, and the effective tax rate for the first quarter:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2016		First Quarter 2015
	$	EPS	$	EPS
Reported net income from continuing operations	$347	$1.29	$321	$1.16
Transaction-related costs	1	0.01	6	0.02
Asset write-down	3	0.01	—	—
Adjusted net income, excluding non-recurring items	$351	$1.31	$327	$1.18

	First Quarter 2016			First Quarter 2015
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$471	$117	24.8%	$430	$104	24.2%
Transaction-related costs	2	1	37.6%	9	3	33.3%
Asset write-down	4	1	37.6%	—	—	—
Adjusted effective tax rate, continuing operations	$477	$119	25.0%	$439	$107	24.4%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2016	2015

Net sales	$3,672	$3,662
Cost of sales, exclusive of depreciation and amortization	2,013	2,065
Selling, R&D and administrative expenses	1,037	1,033
Depreciation	91	87
Amortization	30	33
Interest expense	31	29
Interest income	(7)	(11)
Asbestos settlement - net	3	3
Other charges/(income) - net	3	(7)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	471	430
Income tax expense	117	104
Income from continuing operations, net of income taxes	354	326
Income from discontinued operations, net of income taxes	—	1
Net income attributable to the controlling and noncontrolling interests	354	327
Less: Net income attributable to noncontrolling interests	(7)	(5)
NET INCOME (ATTRIBUTABLE TO PPG)	$347	$322

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$347	$321
Income from discontinued operations, net of income tax	—	1
Net income (attributable to PPG)	$347	$322

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.30	$1.17
Income from discontinued operations, net of income tax	—	0.01
Net income (attributable to PPG)	$1.30	$1.18

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.29	$1.16
Income from discontinued operations, net of income tax	—	0.01
Net income (attributable to PPG)	$1.29	$1.17

Average shares outstanding	267.6	273.2

Average shares outstanding - assuming dilution	269.4	275.6

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

The condensed statements of operations include the impact of items that are not expected to recur ("non-recurring items") on a quarterly basis. The tax benefit related to these items are as follows:

	Three Months Ended March 31
($ in millions)	2016	2015

Income tax expense on pre-tax income from continuing operations includes tax benefits related to the following:
Transaction-related costs	$1	$3
Asset write-down	1	—
Total	$2	$3

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2016	2015	2015 (a)
Current assets:
Cash and cash equivalents	$909	$1,311	$735
Short-term investments	121	144	435
Receivables - net	3,106	2,788	2,961
Inventories	1,863	1,705	1,881
Other	719	606	699
Total current assets	$6,718	$6,554	$6,711

Current liabilities:
Short-term debt and current portion of long-term debt	$38	$283	$621
Asbestos settlement	831	796	813
Accounts payable and accrued liabilities	3,687	3,577	3,338
Total current liabilities	$4,556	$4,656	$4,772

Long-term debt	$4,226	$4,042	$4,006

(a) Certain reclassifications of prior year data have been made to conform to the current year presentation to reflect the adoption of accounting standard updates issued in 2015.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2016	2015	2015
Operating Working Capital (a)
Amount	$2,601	$2,341	$2,718
As a percent of quarter sales, annualized	17.7%	15.8%	18.6%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2016	2015

Net sales
Performance Coatings	$2,039	$2,055
Industrial Coatings	1,372	1,340
Glass	261	267
TOTAL	$3,672	$3,662

Segment income
Performance Coatings	$279	$262
Industrial Coatings	265	244
Glass	28	30
TOTAL	572	536

Items not allocated to segments
Corporate	(61)	(67)
Interest expense, net of interest income	(24)	(18)
Legacy items (Note A)	(10)	(12)
Transaction-related costs	(2)	(9)
Asset write-down	(4)	—
INCOME BEFORE INCOME TAXES	$471	$430

Note A:
Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's investment in the former automotive glass and services business.

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